Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG START TO FISCAL 2020

Net Sales in the First Quarter Increase 9%, or $4.8 Million, to $58.6 Million with Strong Growth in Both the Enterprise and Education Divisions

Subscription and Subscription-Related Sales Increase 21% Over Prior Year First Quarter

Gross Profit Increases 14%, or $5.2 Million, to $42.0 Million for the First Quarter Compared with $36.8 Million in Fiscal 2019

Results of Operations Improve by $0.5 Million Compared with the Prior Year First Quarter and Adjusted EBITDA Improves 57%, or $1.8 Million, to $5.0 Million Compared with $3.2 Million in the First Quarter of Fiscal 2019

Company Affirms Guidance for Fiscal 2020

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its first quarter of fiscal 2020, which ended on November 30, 2019.

Introduction

Bob Whitman, Chairman and Chief Executive Officer, commented, “We are really pleased that Franklin Covey has had another strong quarter, which has given us a very good start to our fiscal year.  We generated strong growth in sales and gross profit, and achieved a 57% increase in Adjusted EBITDA for the quarter.  Our revenue increased 9%, or $4.8 million, to $58.6 million, with strong growth occurring in both our Enterprise and Education Divisions, and our Adjusted EBITDA improved $1.8 million over last year’s first quarter to $5.0 million.”

Whitman continued, “We also had a very strong quarter strategically.  We had a large number of big All Access Pass client wins and expansions.  Our All Access Pass sales grew 22%, we retained more than 90% of our subscription and related revenue for the 16th consecutive quarter, and the percent of our All Access Pass sales which are multiyear expanded to 32%.  In addition, with $48.7 million of deferred subscription revenue on our balance sheet at November 30, 2019 and an additional $34.0 million of unbilled deferred revenue, which is excluded from our balance sheet, we believe we are well positioned to generate significant growth in Net Sales, Adjusted EBITDA, and Net Cash Generated during fiscal 2020 and beyond.”

Financial Overview

The following is a summary of key financial results for the quarter ended November 30, 2019:

◾
Net Sales:  Consolidated revenue for the first quarter of fiscal 2020 increased 9% to $58.6 million, an increase of $4.8 million, compared with net sales of $53.8 million in the first quarter of fiscal 2019.  Sales growth during the quarter was broad-based across the Company’s Divisions.  Enterprise Division sales during the first quarter of fiscal 2020 increased 9% to $45.8 million, a $3.7 million increase compared with $42.1 million in the prior year.  Education Division revenues increased 7% to $11.1 million, an increase of $0.7 million, compared with $10.3 million in the first quarter of fiscal 2019.  The Company’s sales growth reflected increased direct office revenues, in both domestic and international locations, increased government service sales, increased Education practice revenues, and increased international licensee revenues.  For the last 12 months, net sales grew 7% to $230.1 million, an increase of $14.5 million, compared with $215.7 million for the 12 months ended November 30, 2018.

◾
Deferred Subscription Revenue and Unbilled Deferred Revenue:  For the quarter ended November 30, 2019, the Company’s reported subscription and subscription-related revenue grew 21 percent compared with the first quarter of fiscal 2019.  At November 30, 2019, the Company had $48.7 million of deferred subscription revenue on its balance sheet, an 18 percent, or $7.2 million, increase compared with deferred subscription revenue on the balance sheet at November 30, 2018.  At November 30, 2019, the Company also had $34.0 million of unbilled deferred revenue, a 39%, or $9.5 million, increase compared with $24.4 million of unbilled deferred revenue at November 30, 2018.  Unbilled deferred revenue represents business that is contracted but unbilled, and excluded from the Company’s balance sheet.

◾
Gross profit:  First quarter 2020 gross profit increased 14%, or $5.2 million, to $42.0 million compared with $36.8 million in the prior year.  The Company’s gross margin for the quarter ended November 30, 2019 improved 340 basis points to 71.7 percent of sales compared with 68.3 percent in the first quarter of fiscal 2019, reflecting increased subscription and facilitator sales.

◾
Operating Expenses:  The Company’s operating expenses for the quarter ended November 30, 2019, increased $4.8 million compared with the prior year, which was primarily due to increased selling, general, and administrative (SG&A) expenses.  Increased SG&A expenses were primarily related to increased investments in new sales and sales related personnel; increased commissions and bonuses on higher sales; a $0.9 million increase in non-cash stock-based compensation; the addition of personnel in Germany, Switzerland, and Austria, who were employed by a licensee during the first quarter of fiscal 2019; increased thought leadership and marketing expense; and costs that the Company was required to pay associated with the wind-down of Knowledge Capital.

◾	Operating Loss: The Company reported a loss from operations for the first quarter, but its loss improved to $(0.2) million compared with $(0.7) million in the first quarter of fiscal 2019.
◾
Adjusted EBITDA:  Adjusted EBITDA for the first quarter increased 57%, or $1.8 million, to $5.0 million, compared with $3.2 million in the first quarter of fiscal 2019.  For the last 12 months, Adjusted EBITDA increased 55% to $22.4 million, an increase of $8.0 million, compared with $14.4 million for the corresponding trailing 12 months of the prior year.  In constant currency, Adjusted EBITDA increased $8.8 million for the last 12 months.

◾
Income Taxes:  For the quarter ended November 30, 2019, the Company applied an estimated annual effective income tax rate to the consolidated pre-tax loss for the period, adjusted for discrete items arising during the period, which resulted in an effective income tax benefit rate for the quarter ended November 30, 2019 of 28.4 percent compared with a negative effective benefit rate of (8.0) percent in the first quarter of fiscal 2019.

◾	Net Loss: The Company reported a first quarter 2020 net loss of $(0.5) million compared with a net loss of $(1.4) million in the first quarter of fiscal 2019, reflecting the above-noted factors.
◾
Cash and Liquidity Remain Strong:  The Company’s balance sheet and liquidity position remained strong with $32.8 million of cash at November 30, 2019, compared with $27.7 million at August 31, 2019.  At November 30, 2019, the Company had $14.9 million of available borrowing on its revolving line of credit facility.  Subsequent to November 30, 2019, the Company purchased 284,608 shares of its common stock from Knowledge Capital for approximately $10 million prior to the wind-down of Knowledge Capital.

◾
Fiscal 2020 Outlook:  The Company reaffirms its previously announced Adjusted EBITDA guidance for fiscal 2020, which is expected to be in the range of $27 million to $32 million, excluding the impact of foreign exchange, which represents growth of 31% to 55% over fiscal 2019.

Earnings Conference Call

On Thursday, January 9, 2020, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended November 30, 2019.  Interested persons may participate by dialing 888-771-4371 (International participants may dial 847-585-4405), access code: 49302564.  Alternatively, a webcast will be accessible at the following Web site: https://edge.media-server.com/mmc/p/qm765v95.  A replay will be available from January 9 (7:30 pm ET) through January 16, 2020 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 49302564#.  The webcast will remain accessible through January 16, 2020 on the Investor Relations area of the Company’s Web site at:  https://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA and growth in deferred revenues in fiscal 2020;  and other goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; renewals of subscription contracts; the impact of new sales personnel; the impact of deferred revenues on future financial results; market acceptance of new products or services, including new AAP portal upgrades; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concepts of adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA) and “constant currency,” which are non-GAAP measures.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  Constant currency is a non-GAAP financial measure that removes the impact of fluctuations in foreign currency exchange rates and is calculated by translating the current period’s financial results at the same average exchange rates in effect during the prior year and then comparing this amount to the prior year.

The Company references these non-GAAP financial measures in its decision making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net loss, a comparable GAAP financial measure.  The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to estimate and dependent on future events which may be uncertain or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global, public company specializing in organizational performance improvement.  We help organizations and individuals achieve results that require a change in human behavior.  Our expertise is in seven areas: leadership, execution, productivity, trust, sales performance, customer loyalty and education.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended
	November 30,	November 30,
	2019	2018

Net sales	$58,613	$53,829

Cost of sales	16,584	17,046
Gross profit	42,029	36,783

Selling, general, and administrative	39,399	34,644
Depreciation	1,619	1,554
Amortization	1,170	1,238
Loss from operations	(159)	(653)

Interest expense, net	(601)	(604)
Loss before income taxes	(760)	(1,257)

Income tax benefit (provision)	216	(100)
Net loss	$(544)	$(1,357)

Net loss per common share:
Basic and diluted	$(0.04)	$(0.10)

Weighted average common shares:
Basic and diluted	13,982	13,917

Other data:
Adjusted EBITDA(1)	$4,961	$3,169

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.
For a reconciliation of this non-GAAP measure to a comparable GAAP equivalent, refer to the Reconciliation of Net Loss to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Loss to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended
	November 30,	November 30,
	2019	2018
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(544)	$(1,357)
Adjustments:
Interest expense, net	601	604
Income tax provision (benefit)	(216)	100
Amortization	1,170	1,238
Depreciation	1,619	1,554
Stock-based compensation	1,851	946
Increase in contingent consideration liabilities	91	24
Knowledge Capital wind down costs	389	-
Licensee transition costs	-	60

Adjusted EBITDA	$4,961	$3,169

Adjusted EBITDA margin	8.5%	5.9%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended
	November 30,	November 30,
	2019	2018
Sales by Division/Segment:
Enterprise Division:
Direct offices	$42,111	$38,471
International licensees	3,721	3,677
	45,832	42,148
Education Division	11,082	10,347
Corporate and other	1,699	1,334

Consolidated	$58,613	$53,829

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$31,411	$27,070
International licensees	3,120	2,862
	34,531	29,932
Education Division	6,657	6,393
Corporate and other	841	458

Consolidated	$42,029	$36,783

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$5,710	$3,640
International licensees	2,035	1,629
	7,745	5,269
Education Division	(1,102)	(265)
Corporate and other	(1,682)	(1,835)

Consolidated	$4,961	$3,169

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	November 30,	August 31,
	2019	2019
Assets
Current assets:
Cash and cash equivalents	$32,761	$27,699
Accounts receivable, less allowance for
doubtful accounts of $4,570 and $4,242	53,195	73,227
Inventories	3,155	3,481
Prepaid expenses and other current assets	14,092	14,933
Total current assets	103,203	119,340

Property and equipment, net	18,181	18,579
Intangible assets, net	46,519	47,690
Goodwill	24,220	24,220
Deferred income tax assets	5,158	5,045
Other long-term assets	14,010	10,039
	$211,291	$224,913

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of term notes payable	$5,000	$5,000
Current portion of financing obligation	2,399	2,335
Accounts payable	6,970	9,668
Deferred subscription revenue	45,987	56,250
Other deferred revenue	6,674	5,972
Accrued liabilities	16,976	24,319
Total current liabilities	84,006	103,544

Term notes payable, less current portion	18,750	15,000
Financing obligation, less current portion	16,020	16,648
Other liabilities	8,800	7,527
Deferred income tax liabilities	180	180
Total liabilities	127,756	142,899

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	217,946	215,964
Retained earnings	58,859	59,403
Accumulated other comprehensive income	232	269
Treasury stock at cost, 13,078 and 13,087 shares	(194,855)	(194,975)
Total shareholders' equity	83,535	82,014
	$211,291	$224,913